Exhibit 4.5

OCCIDENTAL PETROLEUM CORPORATION

to

THE BANK OF NEW YORK MELLON TRUST COMPANY, N.A.,

as Trustee

First Supplemental Indenture

Dated as of December 22, 2020
Amending and Supplementing the Indenture
Dated as of August 18, 2011

FIRST SUPPLEMENTAL INDENTURE

THIS FIRST SUPPLEMENTAL INDENTURE (this “First Supplemental Indenture”), dated as of December 22, 2020, by and between Occidental Petroleum Corporation, a Delaware corporation (the “Company”), and The Bank of New York Mellon Trust Company, N.A., a national banking association incorporated and existing under the laws of the United States of America, as trustee (the “Trustee”).

WITNESSETH:

WHEREAS, the Company and the Trustee are parties to that certain Indenture, dated as of August 18, 2011, between the Company and the Trustee (the “Indenture”), providing for the issuance from time to time of the Company’s unsecured debentures, notes or other evidences of indebtedness in one or more series (the “Securities”), up to such principal amounts as may be authorized as provided in the Indenture;

WHEREAS, there are Outstanding on the date hereof Securities consisting of $813,690,000 aggregate principal amount of the 3.125% Senior Notes due February 15, 2022 and $228,645,000 aggregate principal amount of the 2.600% Senior Notes due April 15, 2022 under the Indenture (the Outstanding Securities of each such series, the “Applicable Securities”);

WHEREAS, pursuant to Section 902 of the Indenture, with the consent of the Holders of not less than a majority in principal amount of the Outstanding Securities of each series of Securities affected by this First Supplemental Indenture, (the “Requisite Consent”), the Company, when authorized by a Board Resolution, and the Trustee may enter into a supplemental indenture for the purpose of adding any provisions to or changing in any manner or eliminating any of the provisions of the Indenture or of modifying in any manner the rights of the Holders of Securities of each such series under the Indenture;

WHEREAS, upon the terms and subject to the conditions set forth in its Offer to Purchase and Consent Solicitation Statement, dated as of December 7, 2020 (as amended by press releases issued by the Company on December 8, 2020 and December 21, 2020, and as further amended or supplemented from time to time, the “Consent Solicitation Statement”), the Company has solicited consents (the “Consent Solicitation”) of, among others, the Holders of the Applicable Securities to certain proposed amendments to the Indenture requiring the Requisite Consent of Holders and to the execution of this First Supplemental Indenture, as described in more detail in the Consent Solicitation Statement, and the Company has now obtained the Requisite Consent of such Holders, and, as such, this First Supplemental Indenture, the amendments set forth herein and the Trustee’s entry into this First Supplemental Indenture are authorized pursuant to Section 902 of the Indenture;

WHEREAS, pursuant to Sections 102, 103, 902, 903 and 905 of the Indenture, the Company has delivered to the Trustee a request for the Trustee to join with the Company in the execution of this First Supplemental Indenture, along with (1) evidence of the Requisite Consent the Company has received from the Holders of the Applicable Securities, as certified by Global Bondholder Services Corporation, (2) a copy of a Board Resolution authorizing the execution of this First Supplemental Indenture, (3) an Opinion of Counsel and (4) an Officers’ Certificate; and

WHEREAS, the execution and delivery of this First Supplemental Indenture has been duly authorized by a Board Resolution and all acts, conditions and requirements necessary to make this First Supplemental Indenture a valid and binding agreement in accordance with its terms and for the purposes set forth herein have been done and taken, and the execution and delivery of this First Supplemental Indenture has been in all respects duly authorized.

NOW, THEREFORE, intending to be legally bound hereby, each of the Company and the Trustee has executed and delivered this First Supplemental Indenture.

ARTICLE ONE

INDENTURE

SECTION 101.    Effectiveness of Indenture.

(a)          Except as specifically provided in this First Supplemental Indenture, the Indenture shall remain in full force and effect.  This First Supplemental Indenture shall constitute an indenture supplemental to the Indenture and shall be construed in connection with and form a part of the Indenture for all purposes, and every Holder of Applicable Securities heretofore or hereafter authenticated and delivered shall be bound hereby.

(b)          The Company represents and warrants that each of the conditions of the Consent Solicitation as set forth in the Consent Solicitation Statement have been satisfied or, where permitted, waived, in all respects.

(c)          This First Supplemental Indenture, and the amendments to the Indenture effected by this First Supplemental Indenture, shall become operative upon execution and delivery of this instrument by the parties hereto.

ARTICLE TWO

AMENDMENTS TO THE INDENTURE

SECTION 201.    Amendments to the Indenture.  Pursuant to Section 902 of the Indenture, the Company and the Trustee (in the case of the Trustee, acting in reliance upon the instructions and directions of the Holders who have validly delivered consents representing the Requisite Consent pursuant to the Consent Solicitation) hereby agree to amend or supplement certain provisions of the Indenture in respect of the Applicable Securities as follows:

(a)          Section 101 of the Indenture (Definitions) is hereby modified so that the defined term of “Officers’ Certificate” is amended and restated in its entirety by the following (and all references to the term “Officers’ Certificate” in the Indenture are replaced with “Officer’s Certificate”):

““Officer’s Certificate” means a certificate signed by the Chairman of the Board, the President, a Vice President, the Treasurer or an Assistant Treasurer of the Company or the Secretary or an Assistant Secretary of the Company, and delivered to the Trustee.”

(b)          Section 704 of the Indenture (Reports by Company) is hereby amended and restated in its entirety by the following:

“SECTION 704.  Reports by Company.

The Company shall comply with the provisions of Section 314(a) of the Trust Indenture Act to the extent applicable.”

(c)          Section 801 of the Indenture (Company May Consolidate, Etc., Only on Certain Terms) is hereby amended and restated in its entirety by the following:

“SECTION 801.  Company May Consolidate, Etc., Only on Certain Terms.

The Company shall not consolidate with or merge into any other Business Entity, unless:

(1) the Business Entity formed by such consolidation or into which the Company is merged shall expressly assume, by an indenture supplemental hereto, executed and delivered to the Trustee, in form satisfactory to the Trustee, the due and punctual payment of the principal of and interest on all the Securities and any coupons appertaining thereto and the performance of every covenant of this Indenture and the Securities on the part of the Company to be performed or observed;

(2) immediately after giving effect to such transaction, no Event of Default, and no event that, after notice or lapse of time or both, would become an Event of Default, shall have occurred and be continuing; and

(3) the Company has delivered to the Trustee an Officer’s Certificate and an Opinion of Counsel, each stating that such consolidation or merger and such supplemental indenture comply with this Article and that all conditions precedent herein provided for relating to such transaction have been complied with.”

(d)          Section 802 of the Indenture (Successor Substituted) is hereby amended and restated in its entirety by the following:

“SECTION 802.  Successor Substituted.

Upon any consolidation with or merger by the Company into any other Business Entity in accordance with Section 801, the successor Business Entity formed by such consolidation or into which the Company is merged shall succeed to, and be substituted for, and may exercise every right and power of, the Company under this Indenture with the same effect as if such successor Business Entity had been named as the Company herein, and thereafter the predecessor Business Entity shall be relieved of all obligations and covenants under this Indenture, the Securities and coupons.”

(e)          The Indenture is hereby amended by deleting the following sections of the Indenture and all references and definitions to the extent solely relating thereto in their entirety and replacing each such section with “[Intentionally Omitted]”:

(i)           Section 1004 (Corporate Existence);

(ii)          Section 1007 (Limitation on Liens); and

(iii)         Section 1008 (Limitation on Sale and Leaseback Transactions).

SECTION 202.    Amendments to the Applicable Securities.

The Applicable Securities are hereby amended to delete or modify all provisions inconsistent with the amendments to the Indenture effected by this First Supplemental Indenture, and each global Security shall be deemed supplemented, modified and amended in such manner as necessary to make the terms of such global Security consistent with the terms of the Indenture, as amended by this First Supplemental Indenture.  To the extent of any conflict between the terms of each such global Security and the terms of the Indenture, as amended by this First Supplemental Indenture, the terms of the Indenture, as amended by this First Supplemental Indenture, shall govern and be controlling.

ARTICLE THREE

MISCELLANEOUS PROVISIONS

SECTION 301.    Trustee.

The Trustee accepts the amendments of the Indenture effected by this First Supplemental Indenture and agrees to execute the trust created by the Indenture as hereby amended, but only upon the terms and conditions set forth in the Indenture, including the terms and provisions defining and limiting its liabilities and responsibilities in the performance of the trust created by the Indenture as hereby amended.  Without limiting the generality of the foregoing, the Trustee shall not be responsible in any manner whatsoever for or with respect to any of the recitals or statements contained herein, all of which recitals or statements are made solely by the Company, and the Trustee makes no representation with respect to any such matters.  Additionally, the Trustee makes no representation or warranty as to the validity or sufficiency of this First Supplemental Indenture.  For the avoidance of doubt, the Trustee, by executing this First Supplemental Indenture in accordance with the terms of the Indenture, does not agree to undertake additional actions nor does it consent to any transaction beyond what is expressly set forth in this First Supplemental Indenture, and the Trustee reserves all rights and remedies under the Indenture, as amended by this First Supplemental Indenture.

SECTION 302.    Capitalized Terms.

Capitalized terms used herein and not otherwise defined herein are used with the respective meanings ascribed to such terms in the Indenture.  The words “herein,” “hereof” and “hereby” and other words of similar import used in this First Supplemental Indenture refer to this First Supplemental Indenture as a whole and not to any particular section hereof.

SECTION 303.    Provisions Binding on Successors.

All of the covenants, stipulations, promises and agreements made in this First Supplemental Indenture by each of the parties hereto shall bind its successors and assigns whether so expressed or not.

SECTION 304.    Effect of Headings.

The article and section headings herein are for convenience only and shall not affect the construction hereof.

SECTION 305.    Governing Law.

This First Supplemental Indenture shall be deemed to be a contract made under the law of the State of New York, and for all purposes shall be governed by and construed in accordance with the law of the State of New York (without regard to the conflicts of laws principles thereof).

SECTION 306.    Counterparts.

This First Supplemental Indenture may be executed in any number of counterparts, each of which so executed shall be deemed to be an original, but all such counterparts shall together constitute but one and the same instrument.  This First Supplemental Indenture shall become effective and constitute a binding agreement between the parties hereto when counterparts hereof shall have been executed and delivered by each of the parties hereto.

SECTION 307.    Separability Clause.

In case any provision in this First Supplemental Indenture shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

SECTION 308.    Conflicts.

To the extent of any inconsistency between the terms of the Indenture and this First Supplemental Indenture, the terms of this First Supplemental Indenture will control.  If any provision hereof limits, qualifies or conflicts with another provision hereof or of the Indenture which is required to be included in the Indenture by any of the provisions of the Trust Indenture Act, such required provisions shall control.

SECTION 309.    Entire Agreement.

This First Supplemental Indenture, together with the Indenture, constitutes the entire agreement of the parties hereto with respect to the amendments to the Indenture set forth herein.

SECTION 310.    Execution.

Notwithstanding anything in the Indenture to the contrary, the words “execution,” “signed,” “signature,” “delivery,” and words of like import in or relating to this First Supplemental Indenture or any document to be signed in connection herewith, including by the Trustee, shall be deemed to include electronic signatures, deliveries or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature, physical delivery thereof or the use of a paper-based recordkeeping system, as the case may be, and the parties hereto consent to conduct the transactions contemplated hereunder by electronic means.

[SIGNATURE PAGES FOLLOW]

IN WITNESS WHEREOF, the parties hereto have executed this First Supplemental Indenture as of the date first above written.

OCCIDENTAL PETROLEUM CORPORATION

By:	/s/ Jaime Casas
Name: Jaime Casas
Title: Vice President and Treasurer

THE BANK OF NEW YORK MELLON TRUST COMPANY, N.A., as Trustee

By:	/s/ Valere Boyd
Name:	Valere Boyd
Title:	Vice President